Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use by Oxford Northeast, Ltd. for the filing of an S-1 with the SEC of our report dated January 16, 2019 on our audits of the balance sheet of Oxford Northeast, Ltd. as of September 30, 2018 and the related statements of operations and cash flows for the period August 10, 2018 to September 30, 2018.

Zwick & Banyai, PLLC
Southfield, Michigan
May 23, 2019